SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8‑K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report: August 23, 2002

Commission File Number	Exact Name of Registrant as specified in its charter	State or other Jurisdiction of Incorporation	IRS Employer Identification Number
_____________	_____________	_____________	_____________
1-12609 1-2348	PG&E Corporation Pacific Gas and Electric Company	California California	94-3234914 94-0742640

Pacific Gas and Electric Company 77 Beale Street, P. O. Box 770000 San Francisco, California 94177		PG&E Corporation One Market, Spear Tower, Suite 2400 San Francisco, California 94105

(Address of principal executive offices) (Zip Code)

Pacific Gas and Electric Company (415) 973-7000		PG&E Corporation (415) 267-7000

(Registrant's telephone number, including area code)

Item 5. Other Events

            The sections of this current report on Form 8-K discussing PG&E National Energy Group, Inc. (PG&E NEG) include forward-looking statements, including projections, that are necessarily subject to various risks and uncertainties.  These statements are based on current expectations and assumptions which management believes are reasonable and on information currently available to management.  Actual results could differ materially from those contemplated by the forward-looking statements.  These statements should be read in conjunction with the forward-looking statement factors set forth in the "Management's Discussion and Analysis of Financial Condition and Results of Operations – Liquidity and Financial Resources" in PG&E Corporation's most recent Quarterly Report on Form 10-Q/A for the quarter ended June 30, 2002 (Form 10-Q/A).

A.        PG&E Corporation Credit Agreement Waiver Revision

General Electric Capital Corporation and certain other lenders (collectively, the GE Lenders) under PG&E Corporation's $1.02 billion Amended and Restated Credit Agreement dated as of June 25, 2002 (Credit Agreement) have waived, until August 30, 2002, the requirement that PG&E Corporation's subsidiary, PG&E NEG, continue to maintain investment grade ratings with either Standard & Poor's (S&P) or Moody's Investor Services, Inc. (Moody's).  This waiver, which had previously been extended until October 21, 2002  was revised in light of amendments made on August 22, 2002 to PG&E NEG's $1.25 billion credit agreement dated August 22, 2001 (PG&E NEG Credit Agreement), which resulted in early termination of the prior waiver and which are described more fully below.  The current waiver is subject to earlier termination if, among other events, PG&E NEG fails to maintain certain levels of credit availability under the PG&E NEG Credit Agreement.

The current waiver agreement has been amended to require that, during the term of the waiver agreement, at least $267 million remain available to PG&E NEG under the Tranche A facility (reduced from $400 million) and that at least $431 million remain available to PG&E NEG under the Tranche B facility.  As previously disclosed, in addition to requiring the maintenance of certain levels of availability under the PG&E NEG Credit Agreement, the GE Lenders may also terminate the waiver if (1) the holders of indebtedness of PG&E NEG under the PG&E NEG Credit Agreement become entitled to accelerate the repayment of such indebtedness before its stated maturity date, or (2) PG&E Corporation fails to perform any term or covenant of the waiver agreement.  In addition, as provided in the prior waiver, during the term of the waiver PG&E Corporation may not make any investment, capital expenditure, or other payment to any of its subsidiaries, in an amount that in the aggregate exceeds $15 million, except as may be required under applicable law or by conditions established by the California Public Utilities Commission (CPUC) in decisions approving the formation of PG&E Corporation to hold the stock of Pacific Gas and Electric Company (Utility).  A copy of the revised waiver agreement is filed as Exhibit 99.1 hereto.

During the term of the waiver, PG&E Corporation has agreed not to allow PG&E NEG to sell any of its material assets, except for certain sales in the ordinary course of business, or to incur additional debt, except for (i) draws under PG&E NEG's current credit facilities, (ii) hedging and guarantees of hedging in the ordinary course of business, and (iii) other indebtedness incurred in the ordinary course of business up to an aggregate amount of $75 million, without obtaining prior consent from the GE Lenders.  The terms of the revised waiver agreement further require PG&E Corporation to maintain an amount of cash held in two interest reserve accounts under the Credit Agreement equal to 15 percent of the now outstanding principal amount of the $1.02 billion in term loans.  Specifically, $153 million will be maintained in the two interest accounts, which represents an increase from the previous waiver's requirement that two years' worth of interest, or approximately $117 million, be maintained in the interest reserve accounts.

As previously disclosed, subject to their respective rights as set forth in the Intercreditor and Subordination Agreement, dated as of June 25, 2002, by and between the GE Lenders and certain other parties thereto, the GE Lenders would, upon expiration of the waiver, have the right to declare all amounts outstanding under the Credit Agreement to be immediately due and payable.  The failure of PG&E Corporation to repay this accelerated indebtedness would entitle the GE Lenders, subject to the Intercreditor Agreement, to exercise certain remedies, including their rights as secured parties with respect to their collateral, i.e., the pledged interests of PG&E Corporation in PG&E National Energy Group, LLC (NEG, LLC), NEG LLC's pledged interests in PG&E NEG, and a pledged interest in an interest reserve account, which will increase from approximately $117 million to $153 million as a result of the current waiver agreement.

As previously disclosed, with respect to the $280 million aggregate principal amount of 7.5% Convertible Subordinated Notes issued by PG&E Corporation pursuant to an Indenture dated as of June 25, 2002 by and between PG&E Corporation and U.S. Bank, N.A., as trustee (Notes), if the obligations under the Credit Agreement were accelerated and PG&E Corporation failed to pay such accelerated obligations as described above and such failure continues for 30 days after receipt of written notice from the trustee or holders of at least 25 percent of the aggregate principal amount of outstanding Notes, the Notes would also be in default.  Thereupon, and subject to the subordination provisions of the Indenture, the trustee or the Note holders would have the right to accelerate the Notes.  A similar cross-default situation could develop if creditors of PG&E Corporation's significant subsidiaries, including PG&E NEG, accelerated $150 million or more in aggregate principal amount of indebtedness.

During the term of the current waiver by the GE Lenders, PG&E Corporation intends to negotiate with the GE Lenders for a further extension of the waiver and for the elimination of the credit rating maintenance covenant from the Credit Agreement or for such other amendments as may be needed to avoid a default of these obligations; however, PG&E Corporation cannot predict whether, or to what extent, it would be successful in such efforts.  Current PG&E Corporation cash balances are insufficient to repay the full amount of its outstanding debt.

B.         Extension of PG&E National Energy Group Credit Facility Expiration Date

As previously disclosed, the PG&E NEG Credit Agreement currently consists of a Tranche A facility which expires on August 22, 2003 and a Tranche B facility which was due to expire on August 22, 2002.  On August 22, 2002, PG&E NEG and the lenders under the PG&E NEG Credit Agreement entered into an amendment to the PG&E NEG Credit Agreement that extended the expiration and renewal date of the Tranche B facility to October 21, 2002, and reduced the commitments under the Tranche B facility to $500 million from $750 million.  In addition, over the extension term, the amendment (i) reduced the amount available to borrow under the Tranche B facility to $431 million (the amount outstanding under the Tranche B facility as of August 22, 2002) from $750 million and (ii) reduced the amount available to borrow under the Tranche A facility to $279 million (the amount outstanding under the Tranche A facility as of August 22, 2002) from $500 million.  Draws above these amounts are available with 100 percent lender approval.  PG&E NEG believes that these restrictions will not prevent it from meeting its liquidity commitments during the extension period.

C.        PG&E NEG  Projected Cash Management--Potential Sources and Uses of Cash Table

As previously disclosed, PG&E Corporation's Form 10-Q/A included a table which provided an estimate of PG&E NEG's potential sources and uses of cash for the next 12 months based upon assumptions regarding exposure and negotiations with and payments to counterparties, and calls on PG&E NEG's liquidity.  (See section entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations – Liquidity and Financial Resources" in PG&E Corporation's Form 10-Q/A.)  As a result of the changes to the PG&E NEG Credit Agreement described above and PG&E NEG's ongoing review of its potential sources and uses of cash, PG&E NEG has revised certain of its projections.  Although the potential sources and uses of cash in this table represented an estimate for an entire year, PG&E NEG expects to undertake a significant debt restructuring effort over the next 60 days.  Since PG&E Corporation and PG&E NEG are unable to predict the outcome of such debt restructuring efforts, the table set forth below covers only the period from August 21, 2002 through October 31, 2002. These projections are calculated as if the 364-day Tranche B revolving credit facility does not expire prior to October 31, 2002, and do not include any changes resulting from the implementation of any debt restructuring, or other sales or reorganization of existing operations.

These projections represent sources and uses of cash at various PG&E NEG and subsidiary entities.  While these entities are subject to certain restrictions with respect to distributions of cash, in the aggregate the sources described are expected to be available for the expected uses in compliance with these restrictions.

PG&E National Energy Group
Projected Cash Management — Potential Sources and Uses of Cash
August 21, 2002 through October 31, 2002

($ millions)
Sources of Cash
Unrestricted cash on hand at PG&E NEG and various subsidiaries at August 20, 2002	557
Estimated distributions and dividends from PG&E NEG subsidiaries through October 31, 2002	117
Available capacity under $500 million two-year revolver expiring August 23, 2003 (1)	-
Available capacity under $500 million 364-day revolver expiring October 21, 2002 (2)	-
Available capacity under USGen New England $100 million credit facility	13
Available capacity under PG&E Gas Transmission, Northwest Corporation (PG&E GTN) $125 million facility	125
Available capacity under other credit facilities with $120 million capacity	12
Total Potential Sources of Cash	824

Total Potential Sources of Cash excluding PG&E GTN (3)	699

Uses of Cash
Operating and debt service costs	49
Capital requirements for current construction program	272
Scheduled principal payment under equipment revolver	16
Collateral requirements to cover current exposure in trading and asset businesses (4)	203
Equity funding requirement on La Paloma project due to ratings downgrades	23
Total Potential Uses	563

Net Liquidity Position	262

Net Liquidity Position excluding PG&E GTN (3)	137

(1)	The two-year revolver facility is currently limited to a total outstanding amount of $278.7 million unless additional letters of credit are approved by 100 percent of the lenders.
(2)

The 364-day revolver facility was extended for 60 days on August 22, 2002.  The amount currently outstanding under this facility is $431 million. No additional draws are permitted without 100 percent lender approval.

(3)

PG&E GTN debt capacity is separately identified because recent Federal Energy Regulatory Commission (FERC) proposed rule changes and certain ring-fencing restrictions may limit availability to affiliates.

(4)

Covers pipeline transport, gas storage, and power pool collateral requirements and exposure for all trading agreements having financial covenants for below investment grade entities, net of collateral provided from July 31, 2002 through August 20, 2002 ($196 million). This estimate will change with changes in the prices of the underlying commodities.

From July 31, 2002 through August 20, 2002, PG&E NEG posted collateral in the form of cash or letters of credit totaling approximately $196 million to cover exposure under guarantees which were triggered as a result of the ratings actions taken by S&P and Moody's on July 31, 2002 and August 5, 2002, respectively.  This amount has reduced the potential use of cash for collateral requirements from the amount previously disclosed of $399 million.  As identified above, PG&E NEG estimates its remaining exposure to be approximately $203 million.

The actual calls on PG&E NEG's liquidity will depend largely upon counterparties' reactions to the ratings downgrades, the continued performance of PG&E NEG companies under the underlying agreements and the counterparties' other commercial considerations.  In the past, PG&E NEG has been able to negotiate acceptable arrangements and reduce its overall exposure to counterparties when PG&E NEG or its counterparties have faced similar situations. However, PG&E NEG cannot quantify with any certainty the actual future calls on its liquidity and there can be no assurance that PG&E NEG could negotiate acceptable arrangements in the current circumstances.

On August 8, 2002, PG&E NEG replaced the ratings triggers contained in $545 million of guarantees for the performance of the contractors building the Harquahala and Covert power projects with financial covenants that are consistent with those contained in PG&E NEG's revolving credit and other loan facilities. These covenants include requirements to exceed a specified cash flow to fixed charges ratio and a specified net worth as well as to maintain less than a specified total debt to total capitalization ratio and are set forth in PG&E NEG's revolving credit agreement filed as Exhibit 10.21 to PG&E NEG's 2001 Annual Report on Form 10-K.  PG&E NEG is currently in compliance with these covenants.

By letter dated August 7, 2002, Liberty Electric Power, LLC (Liberty) provided notice to PG&E Energy Trading - Power, L.P. (PGET) that the downgrade of PG&E NEG constituted a material adverse change under the tolling agreement between PGET and Liberty and that PGET was required to post replacement security or an event of default under the tolling agreement would arise within 10 business days.  PGET has not posted replacement security.  This notice by Liberty is not expected to impact other agreements of PG&E NEG.  PGET had previously provided guarantees from PG&E NEG and PG&E GTN each in the amount of $150 million. Under the terms of the tolling agreement, Liberty may issue a termination notice and immediately cease performance and/or withhold any payments.  If the agreement is terminated, Liberty must in good faith calculate the gains, losses, and costs resulting from the termination and must provide this determination to PGET.  If PGET disputes the determination, it may submit the matter to arbitration.  PGET has submitted to Liberty a proposal to replace the guarantees' ratings triggers with a covenant package similar to that implemented for PG&E NEG's debt facilities.  To date, Liberty has neither accepted the proposal nor sent a notice of termination.

PG&E NEG is continuing to explore options to raise equity, lower debt, and reduce ongoing guarantee and working capital requirements.  These options include, but are not limited to, sales of assets and businesses, debt restructuring, and reorganization of existing operations.  The implementation of most of these options would be subject to obtaining necessary lender approvals and would require compliance with PG&E NEG's other agreements and applicable laws and regulations.

D.        Pacific Gas and Electric Company Bankruptcy

On August 22, 2002, the California Public Utilities Commission (CPUC) announced that it has entered into an agreement with the Official Committee of Unsecured Creditors (OCC) regarding modifications to its current plan of reorganization for Pacific Gas and Electric Company (Utility).  Under the terms of the agreement, the CPUC and the OCC will seek permission from the U.S. Bankruptcy Court for the Northern District of California (Bankruptcy Court) to amend the CPUC’s plan of reorganization and to reopen the creditor voting period, which ended on August 12, 2002.  The agreement also states that the OCC will become a co-proponent of the CPUC’s amended plan and will recommend that creditors vote in favor of the CPUC’s modified plan and state a preference for it.

Among other modifications, the CPUC is now proposing to issue preferred stock in lieu of the common stock previously proposed and to provide for a “reorganization agreement” under which the CPUC will establish retail electric rates sufficient for the Utility to facilitate achieving and maintaining investment grade credit ratings and to recover in rates (i) the interest and dividends payable on, and the amortization and redemption of, the securities to be issued in connection with the CPUC’s modified plan and (ii) certain recoverable costs.

Neither the Utility nor PG&E Corporation can predict whether the Bankruptcy Court will approve the CPUC’s modified plan of reorganization, or whether it will affect the current confirmation proceeding scheduled to commence on November 12, 2002.

Item 7.	Financial Statements, Pro Forma Financial Information, and Exhibits

Exhibit No.	Description of Exhibit

99.1

Waiver and Amendment Agreement, dated August 22, 2002, by and among PG&E Corporation, PG&E National Energy Group, LLC, Lehman Commercial Paper Inc. as administrative agent, and the lenders party to the Amended and Restated Credit Agreement dated as of June 25, 2002

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrants have duly caused this report to be signed on their behalf by the undersigned thereunto duly authorized.

PG&E CORPORATION
By: /s/ CHRISTOPHER P. JOHNS

CHRISTOPHER P. JOHNS Senior Vice President and Controller

PACIFIC GAS AND ELECTRIC COMPANY
By: /s/ DINYAR B. MISTRY

DINYAR B. MISTRY Vice President and Controller

Dated:  August 23, 2002
EXHIBIT INDEX

Exhibit No.	Description of Exhibit

99.1

Waiver and Amendment Agreement, dated August 22, 2002, by and among PG&E Corporation, PG&E National Energy Group, LLC, Lehman Commercial Paper Inc. as administrative agent, and the lenders party to the Amended and Restated Credit Agreement dated as of June 25, 2002